Exhibit 5.7

Allens Arthur Robinson

7 January 2005

News Corporation

1211 Avenue of the Americas

New York New York 10036 USA

Dear Sirs

News Australia Holdings Pty Limited - Amendment No. 1 to Form F-3/S-3 Registration Statement (Registration Number 333-120775)

US$1,655,000,000 0.75% Senior Exchangeable BUCS

We have acted as special Australian counsel to News Corporation (as defined below), the ultimate US parent company of News Australia (as defined below), in connection with certain matters relating to the Registration Statement. This opinion is given as at the date shown above.

1.	Interpretation

In this opinion, unless the context otherwise requires, the following terms shall have the following meanings:

BSkyB Shares means the ordinary shares in the capital of British Sky Broadcasting plc.

Class A Shares means the Class A common shares in the capital of News Corporation.

Debentures means the 0.75% Senior Exchangeable Debentures due 15 March 2023 of NAI constituted under the Indenture.

Exchange Shares means the Class A Shares and/or BSkyB Shares which may be allotted and issued by the Trust, at its election, on redemption of the BUCS or Debentures.

Exchange Securities or BUCS means US$1,655,000,000 0.75% Senior Exchangeable BUCS.

Guarantee means the unconditional guarantee by News Australia as to the payment of principal, interest and other amounts due on the Debentures set forth in the Indenture.

Indenture means the indenture dated as of 21 March 2003 (as supplemented on 27 June 2003 and 12 November 2004) among News America, News Holdings, the Subsidiary Guarantors (as defined therein) and The Bank of New York as trustee.

News America means News America Incorporated, a Delaware corporation, of 1211 Avenue of the Americas, New York, New York, 10036, United States of America.

News Australia means News Australia Holdings Pty Limited (ACN 105 197 028), a company registered in Victoria, of 2 Holt Street, Surry Hills NSW 2010 Australia.

News Corporation means News Corporation, a Delaware corporation, of 1211 Avenue of the Americas, New York, New York, 10036, United States of America.

News Holdings means News Holdings Limited (ACN 007 910 330), a company registered in South Australia of 2 Holt Street, Surry Hills NSW 2010 Australia.

Registration Statement means the amendment no. 1 to Form F-3/S-3 registration statement with respect to the Exchange Securities and related securities (Registration No. 333-120775) to be filed on 11 January 2005 with the Securities and Exchange Commission under the Securities Act of 1933.

Relevant Jurisdictions means the State of Victoria and the Commonwealth of Australia.

Resolutions means the resolutions passed on 12 November 2004 by the board of News Australia which, amongst other things, approve the Indenture.

Subject Laws means the laws of the State of New York and the federal laws of the United States of America.

Trust means the News Corporation Finance Trust II, a Delaware statutory business trust constituted under the Declaration.

2.	Documents

In rendering our opinion, we have examined and relied on the following documents (together with such other documents as we have considered necessary to rely on):

(a)	a copy of the certificate of registration on change of name of News Australia;

(b)	a copy of the constitution of News Australia;

(c)	an executed copy of the Indenture;

(d)	an emailed copy of the draft Registration Statement to be filed on 11 January 2005;

(e)	a copy of the executed power of attorney of News Australia dated 26 October 2004 authorising, amongst other things, the execution of the Indenture on behalf of News Australia; and

(f)	a copy of the minutes of the meeting of News Australia at which the Resolutions were passed on 12 November 2004.

(g)	a certificate dated 7 January 2005 signed by a secretary of News Australia stating that, as at that date:

(i)	News Australia is not in liquidation and there is no resolution to liquidate News Australia which is pending or threatened;

(ii)	there have been no amendments to the constitution of News Australia since 20 June 2003; and

(iii)	there does not exist any judgment, order, injunction or other restraint of any court or governmental authority of any jurisdiction issued or filed that is binding on News Australia which restricts or materially interferes with the performance by News Australia of its obligations under the Indenture, including the Guarantee.

(h)	a certificate dated 6 January 2005 signed by a director of News Australia, stating that the giving of the Guarantee materially benefits News Australia and has been provided in good faith for the purposes of its business, and that none of the transactions contemplated by the Indenture including the Guarantee materially prejudice the interests of News Australia or of its shareholder or its ability to pay its creditors.

3.	Assumptions

For the purposes of this opinion, we have assumed the following.

(a)	That insofar as any obligation under the Indenture is to be performed in any jurisdiction other than a Relevant Jurisdiction, its performance will not be illegal or ineffective by virtue of the law of that jurisdiction.

(b)	That the Indenture is:

(i)	valid, binding and enforceable in accordance with its terms under the Subject Laws by each of the parties thereto;

(ii)	not in breach of the laws of the Subject Laws or any Relevant Jurisdiction.

(c)	That:

(i)	the meeting of the board of News Australia on 12 November 2004 was properly convened;

(ii)	that all directors who attended and voted were entitled to do so;

(iii)	the Resolutions were properly passed; and

(iv)	the directors who attended and voted on the Resolutions have performed their duties properly and complied with all provisions relating to the declaration of directors’ interests or the power of interested directors to vote.

(d)	That the Indenture or the transactions contemplated by it will not be void, voidable or illegal under the Subject Laws, or otherwise in contravention of public policy, of the Subject Laws, and will not be issued or contain terms which contravene or are in conflict with any document or obligation which binds News Australia or its assets.

(e)	The authenticity of all signatures and seals and of any stamp duty or marking.

(f)	The accuracy, completeness and conformity to originals of all copy documents (including facsimile copies) submitted to us and that any such document continues, in full force and effect.

(g)	That the authorisations contained in the Resolutions have not been and will not be varied or revoked after the date of this opinion and will continue in full force and effect.

(h)	That News Australia was, at the time of execution of the Indenture and of the granting of the Guarantee, and will be, at the time of the allotment of the Exchange Shares, able to pay its debts as they fall due.

(i)	That the issue of the Exchange Securities in the manner described in the Registration Statement, the provision of the Guarantee pursuant to the Indenture and the transactions contemplated by those documents have materially benefited News Australia and have been entered into in good faith for the purposes of the businesses of News Australia.

(j)	No entity has engaged or will engage in misleading or unconscionable conduct or is or will be involved in or a party to any relevant transaction or any associated activity in a manner or for a purpose not evident on the face of the Indenture which might render the Indenture or any relevant transaction or associated activity in breach of law, void or voidable.

(k)	That the Indenture is within the capacity and powers of, and have been validly authorised, executed and delivered by and are binding on, the parties to them other than News Australia.

4.	Qualifications

Our opinion is subject to the following qualifications.

(a)	We express no opinion as to any laws other than the laws of each Relevant Jurisdiction in force at the date of this opinion.

(b)	Our opinion that an obligation or document is enforceable means that the obligation or document is of a type and form which courts in the Relevant

Jurisdictions enforce. It does not mean that the obligation or document can necessarily be enforced in accordance with its terms in all the circumstances. In particular:

(i)	equitable remedies, such as injunction and specific performance, are discretionary; and

(ii)	the enforceability of an obligation, document or security interest may be affected by statutes of limitation, by estoppel and similar principles, by the doctrine of frustration and by laws concerning insolvency, bankruptcy, liquidation, administration, enforcement of security interests or reorganisation or similar laws generally affecting creditors’ or counterparties’ rights or duties.

(c)	We have relied upon:

(i)	searches of public records on file at the offices of the Australian Securities and Investments Commission on 3 December 2004 and 6 January 2005 for News Australia (and we note that records disclosed by such searches may not be complete or up to date); and

(ii)	the certificates set out in paragraphs 2(g) and 2(h) above.

Insofar as the opinion we express in paragraph 5(b) below is concerned, we have relied solely on the searches and certificates set out above and have made no other enquiries.

(d)	The courts of a Relevant Jurisdiction will not give effect to the choice of the Subject Law in the Indenture if the choice of such law was not made in good faith, nor will such courts give effect to that choice of law to the extent that:

(i)	any term of the Indenture, or any provision of the Subject Law is contrary to the public policy of the Relevant Jurisdiction;

(ii)	the availability or enforceability of certain remedies may be governed or affected by the procedural laws of the Relevant Jurisdiction in the courts of a Relevant Jurisdiction;

(iii)	the Subject Law will be regarded as a matter of fact in proceedings before courts of a Relevant Jurisdiction to be pleaded and proved to the satisfaction of those courts and to the extent not so pleaded and proved the courts of a Relevant Jurisdiction will regard the laws under their jurisdiction and the Subject Law as the same;

(iv)	the courts of a Relevant Jurisdiction would apply the laws of that jurisdiction with respect to:

(A)	matters bearing upon the power and authority of News Australia to enter into, and perform the applicable obligations under, the Indenture; and

(B)	compliance with all requirements of governmental approvals, authorisations and consents under the laws, decrees and administrative regulations of the Relevant Jurisdictions.

(e)	A clause providing for the severability of any provision in the Indenture may not be enforceable in accordance with its terms as a court of a Relevant Jurisdiction may reserve to itself a decision as to whether any provision is severable.

(f)	Where a party to the Indenture is vested with discretion or may determine a matter in its opinion, the law of a Relevant Jurisdiction may require that such discretion is exercised reasonably or that such opinion is based upon reasonable grounds.

(g)	We express no opinion as to the enforceability or validity of any term of the Indenture or any guarantee not fully described in the Registration Statement or any obligation of News Australia in respect of such term.

(h)	We express no opinion on any matter relating to the Guarantees or the Indenture other than is as expressly set out in paragraph 5 below.

(i)	Except for the opinion set out in paragraph 5 below, we express no opinion in connection with the compliance with laws, regulations or orders, rules or decrees of governmental agencies or authorities of the Registration Statement.

(j)	We have relied on the assumptions specified in s129 of the Corporations Act and note that you may do so unless you knew or suspected that the assumption was incorrect.

(k)	The obligation of a party under the Indenture to pay interest on overdue amounts at a rate higher than the rate applying before the amount fell due may be held to constitute a penalty and be unenforceable.

(l)	The courts in the Relevant Jurisdiction may not give full effect to an indemnity for legal costs or for penalties on taxes.

(m)	We express no opinion as to the provisions of the Indenture concerning the ranking or the indebtedness created thereby.

(n)	We express no opinion as to whether the Guarantees violate the Corporations Act, or would be enforceable against News Australia, insofar as it guarantees the obligation of the Trust to make actual delivery of the Exchange Shares on exchange of the Debentures and Exchange Securities, rather than the obligation in the alternative to pay an amount equal to the value of such Exchange Shares.

(o)	An Australian Court may not give effect to the exclusion of its jurisdiction in the Indenture, on the basis that it is contrary to public policy.

5.	Opinion

Based upon and subject to the assumptions and subject to the qualifications and other matters set out above, we are of the opinion that:

(a)	News Australia is duly incorporated under the laws of the Relevant Jurisdictions.

(b)	News Australia is not in liquidation.

(c)	The Guarantee, to the extent that it constitutes a valid and legally binding obligation of News Australia according to the Subject Laws, shall constitute a valid and binding obligation of News Australia enforceable against News Australia in accordance with its terms.

(d)	News Australia is not entitled to claim for itself or any of its assets or revenues under the laws of any of the Relevant Jurisdictions any general right of immunity or exemption on the grounds of sovereignty or otherwise from suit, execution, attachment or other legal process in respect of its obligations as guarantor under the Indenture of the type described in the Registration Statement to which it is party.

6.	Consent

In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as an Exhibit 5.7 to the Registration Statement.

This opinion is not to be quoted or referred to in any public document other than the Registration Statement, or filed with any other governmental agency (other than the United States Securities and Exchange Commission) or other person without our consent.

In giving our consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Yours faithfully

/s/ Allens Arthur Robinson
Allens Arthur Robinson